Exhibit 10.1

July 19, 2011

Dr. Kathy Snell
Dr. Ron Titterington
Titterington Veterinary Services, Inc.
Dba Emerald Valley Pet Medical Center
3880 West 11th Avenue, Eugene OR 97042

Re:           Non-Binding Letter of Intent

Dear Dr. Snell and Dr. Titterington:

This Letter of Intent (“LOI”) constitutes a proposal from Entest BioMedical Inc.  (hereinafter, “Buyer”) to Titterington Veterinary Services, Inc. (“Seller”) to buy all the assets owned by Seller and utilized by the Seller  in connection with the operation and management of its business located at 3880 West 11th Avenue, Eugene, Oregon (the “Business”) with the exception of any cash accounts (“Business Assets”). Buyer and Seller may be referred to individually as “Party” and collectively as “Parties”. The contemplated transaction shall be referred to as “the Transaction”

This proposal supersedes any other previous written or oral proposals or communications between the parties.  The terms of this proposal shall be as follows:

1.	Purchase Price.

The Purchase Price for the acquisition of 100% of the Business Assets shall be seven hundred thousand dollars ($700,000.00) to be paid as follows.

b.
Buyer shall deposit as collateral for the completion of the Transaction a total of 700,000 common shares of the Seller’s stock (“Escrow Deposit”) with Herman H. Pettegrove (“Escrow Agent”), Attorney at Law, 1350 Main Street, Venice, CA 90291 – 310.392.5400 within three (3) days of execution by the parties of This LOI.  The terms of the Escrow shall provide that:

i.	In the event that Definitive Purchase Agreement (“DPA” as defined in Section 2) is not executed by the Parties on or before September 1, 2011 then the Escrow Deposit shall be returned to Buyer;

ii.	In the event that negotiations regarding the Transaction terminate due to a breach of 3(e) or 3(f) by the Seller then the Escrow Deposit shall be returned to Buyer and;

iii.	It is agreed by the Parties that Escrow Agent shall serve as such regarding any escrow which is required to be established in accordance with any DPA entered into by and among the Parties.

2.	Due Diligence

Upon the deposit of the Escrow Deposit by Buyer and for a period of thirty (30) days thereafter (the “Due Diligence Period”), Seller shall provide Buyer with reasonable access to all of the Business’s books, records, legal documents, assets and other information (the “Books and Records”), all as no cost to Buyer. At such time as Due Diligence Period has expired the Parties shall use their best efforts to negotiate and execute a Definitive Purchase Agreement (“DPA”) whereby Seller shall sell 100% of the Business Assets under terms and conditions similar to those set forth herein. The Parties agree and acknowledge that this list of terms and conditions set forth herein is not intended to be all inclusive and the DPA to be executed by the Parties may contain terms different or in addition to those set forth herein. Both Parties shall use their best efforts to execute a DPA no later than September 1, 2011with the Transaction closing no later than September 30, 2011 (the “Closing”).

3.	Basic Terms.

The DPA shall include terms and conditions similar to the following:

(a)	Upon the mutual execution by the Parties of the Definitive Purchase Agreement, Buyer shall have no contingencies and his obligation to close the Transaction shall be unconditional;

(b)
Both of Dr. Ron Titterington and Dr. Kathy Snell shall continue to operate the Business for a mutually agreed upon period of years from the Closing Date (“Post Transaction Period”). During the Post Transaction period neither Dr. Ron Titterington nor Dr. Kathy Snell shall directly or indirectly engage in the practice veterinary medicine except in connection with the operation of the Business.

(c)
Subsequent to the Closing of the Transaction, the Buyer shall lease the Business Assets to the Seller in order that the Business Assets may be utilized in connection with the operation of the Business on terms mutually agreeable to the Seller and the Buyer.

(d)
Subsequent to the Closing of the Transaction, the Seller shall enter into an agreement with the Buyer whereby the Buyer shall provide  agreed upon services to the Seller during the Post Transaction Period for which the Buyer shall be compensated by receiving a mutually agreed upon percentage of the revenues generated by the Business.

(e)
If any Party fails to negotiate in good faith, or if each Party hereto has not entered into the Definitive Purchase Agreement by September 1, 2011, then any obligation to negotiate and prepare the DPA or otherwise deal with any other Party to this LOI shall immediately terminate.

(f)	Seller agrees that it shall not entertain any offers to purchase the Business Assets or Business during the term of this LOI;

(g)
Each Party shall be solely responsible for its own expenses, legal fees and consulting fees related to the negotiations described in the LOI, whether or not any of the transactions contemplated in the LOI are consummated;

(h)
VENUE, CHOICE OF LAW. The terms and conditions of the LOI shall be governed by and construed in accordance with the laws of the State of California, without reference to its choice of law rules. Any action arising as a result of this Letter shall be brought in the state courts located in San Diego County, State of California.

(i)
Other than the covenants in Sections 1(b), 3(f), 3(g), 3(h) and 3(i) of this LOI, this LOI is not binding upon either the buyer or the Seller, and the contemplated Transaction is subject to the negotiation and execution of a DPA between the Buyer and Seller.

Very truly yours,

“Buyer”

By:/s/David Koos

David R. Koos
Chairman and CEO

Seller

By: Ron Titterington, DVM

Ron Titterington, DVM
Seller and Co-Owner

By: Kathy Snell, DVM

Kathy Snell, DVM
Seller and Co-Owner